Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The St. Joe Company:
We consent to the incorporation by reference in the registration statements (No. 333-23571, No. 333-43007, No. 333-51726, No. 333-51728, No. 333-106046, No. 333-127344, No. 333-127345, No. 333-159347 and No. 333-160916) on Form S-8 of The St. Joe Company of our reports dated February 23, 2010, with respect to the consolidated balance sheets of The St. Joe Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity, and cash flow for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of The St. Joe Company.
/s/ KPMG LLP
February 23, 2010
Jacksonville, Florida
Certified Public Accountants